Exhibit 5.1

November 26, 2002

Northern States Power Company
414 Nicollet Mall
Minneapolis, Minnesota 55402

Gentlemen:

         I am participating in the proceedings being had and taken in connection with the registration by Northern States Power Company, a Minnesota corporation (the “Company”), of up to $450,000,000 principal amount of 8.00% First Mortgage Bonds, Series B due August 28, 2012 (the “Exchange First Mortgage Bonds”). The Exchange First Mortgage Bonds are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 8.00% First Mortgage Bonds, Series A due August 28, 2012 of the Company (the “Original First Mortgage Bonds”) under the Trust Indenture dated February 1, 1937 (the “Indenture”), as amended and supplemented, between the Company and BNY Midwest Trust Company, as successor trustee (the “Trustee”), as contemplated by the Registration Rights Agreement dated as of August 29, 2002 (the “Registration Rights Agreement”) by and among the Company and Lehman Brothers Inc., as representative for the initial purchasers of the Original First Mortgage Bonds. I have examined all statutes, records, instruments, and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

         Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

1.	The Company was incorporated and is now a legally existing corporation under the laws of the State of Minnesota; has corporate power, right, and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement on Form S-4 to which this opinion is an exhibit; and has corporate power, right, and authority to create and issue the Exchange First Mortgage Bonds.

2.	When and if (a) the above-mentioned Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), (b) the above-mentioned Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (c) the Exchange First Mortgage Bonds are duly authorized, executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original First Mortgage Bonds surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange First Mortgage Bonds will be legally issued and binding obligations of the Company in accordance with their terms.

         I hereby consent to the use of my name in the within Registration Statement and the accompanying Prospectus of the Company and to the use of my opinion, filed as Exhibit 5.01 to the Registration Statement.

Respectfully submitted,

/s/ Gary R. Johnson Gary R. Johnson Vice President and General Counsel